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                                                                    EXHIBIT 99.5

                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

          The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between GeoCities (the "Corporation") and _________________________________
("Optionee") evidencing the stock option (the "Option") granted on this date to Optionee under the terms of the Corporation's 1998 Stock Incentive Plan, and such provisions shall be effective immediately with such grant date. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.


                       INVOLUNTARY TERMINATION FOLLOWING
                               CHANGE IN CONTROL

                   1. To the extent the Option is, in connection with a Change in Control transaction, to be assumed or otherwise continued in full force or effect in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Change in Control, and the Option shall accordingly continue, over Optionee's period of Service after the Change in Control, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Change in Control, the Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

                   2. The Option as accelerated under Paragraph 1 shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the
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expiration of the one (1)-year period measured from the date of the Optionee's
Involuntary Termination.

                   3. For purposes of this Addendum the following definition shall be in effect:

                       (i) An Involuntary Termination shall mean the termination of Optionee's Service by reason of:

                            (A) Optionee's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                            (B) Optionee's voluntary resignation following (A) a change in Optionee's position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee's duties and responsibilities or the level of management to which Optionee reports, (B) a reduction in Optionee's level of compensation (including
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                   base salary,fringe benefits and target bonus under any
                   corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee's consent.

                   4. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

          IN WITNESS WHEREOF, GeoCities has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.



                                           GEOCITIES


                                           By:
                                              ----------------------------------

                                           Title:
                                                 -------------------------------



EFFECTIVE DATE:  _________________, 199__

                                       2.